FOR IMMEDIATE RELEASE                                                                                                                                                                                                    Contact:                   Lisa M. O’Neill
                                                                                                                                                        Executive Vice President and
                                                                                                                                                        Chief Financial Officer
                                                                                                                                                        (574) 267-9125
                                                                                                                                                        lisa.oneill@lakecitybank.com

Lake City Bank Parent Announces

14% Increase in Quarterly Dividend

Warsaw, Indiana (April 12, 2016) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the first quarter of 2016 of $0.28 per share, payable on May 5, 2016 to shareholders of record as of April 25, 2016. The quarterly dividend represents a 14% increase over the quarterly dividend rate paid in 2015.

“We are pleased to report another double digit dividend increase. Our consistent track record of producing high quality earnings has contributed to a strong capital position,” said David M. Findlay, Lake City Bank President and Chief Executive Officer.  “Our organic loan and deposit growth focus continues to create value for shareholders and we are pleased that this has led to record earnings for the sixth consecutive year in 2015 and to this healthy increase in our dividend.”

Lake City Bank, a $3.8 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 48 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

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